UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 14, 2019

TCG BDC II, Inc.
(Exact name of registrant as specified in charter)

Maryland	No. 814-01248	81-5320146
(State or other jurisdiction of incorporation or registration)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 40th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)
(212) 813-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02. Unregistered Sales of Equity Securities
On June 14, 2019, TCG BDC II, Inc. (the “Company”) delivered a capital drawdown notice to its investors relating to the issuance of 2,912,624 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate offering price of approximately $60 million. The shares are expected to be issued on or around June 26, 2019. Following this issuance of Common Stock, the total number of shares of Common Stock outstanding will be 23,173,265.
The issuance of Common Stock is being made pursuant to subscription agreements (“Subscription Agreement”) entered into by the Company and its investors. Under the terms of the Subscription Agreement, investors are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of 8 business days’ prior notice to investors.
The issuance and sale of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D and Regulation S thereunder.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCG BDC II, Inc.

By:	/s/ Erik Barrios
Name:	Erik Barrios
Title:	Secretary
Date: June 17, 2019